Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ACQUIRES CONTROLS SOUTHEAST
—Business Supplies Custom-Engineered Thermal Solutions for
Handling Liquids and Gases Used in Critical Industrial Processes—

Berwyn, PA, Aug 7, 2013 — AMETEK, Inc. (NYSE: AME) today announced that it has acquired Controls Southeast, Inc. (CSI), a leading manufacturer of custom-engineered thermal solutions, from Industrial Growth Partners for approximately $160 million. Based near Charlotte, NC, Controls Southeast has annual sales of approximately $50 million.

CSI provides proprietary heating systems for industrial piping, valves and instruments as well as jacketed piping and specialty fabrication products. Its products and thermal solutions are used to heat liquids and gases in a broad range of critical processes for such industries as oil and gas, chemical, petrochemical, plastics and pharmaceuticals.

“CSI is a great addition to AMETEK. Its products are highly differentiated and complementary to our Process & Analytical Instruments Division. CSI is an excellent fit with our Process Instruments and O’Brien businesses,” notes Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“CSI’s products and systems create additional opportunities for AMETEK to broaden the range of solutions we offer industries such as oil and gas processing and sulfur recovery, where we already have strong, well-established positions. We expect to leverage the customer relationships of our combined businesses and tap our global capabilities to extend CSI’s reach into key process markets worldwide,” he adds.

CSI has its headquarters and manufacturing operations in Charlotte. It joins AMETEK as part of its Electronic Instruments Group (EIG) — a recognized leader in advanced monitoring, testing, calibrating, and display instruments with 2012 sales of $1.9 billion.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

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AMETEK ACQUIRES CONTROLS SOUTHEAST

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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